News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS SECOND QUARTER 2023 RESULTS

Clearfield, Pennsylvania – July 20, 2023

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and six months ended June 30, 2023, and disclosed quarterly growth in total deposits, loans, and assets.

Executive Summary

•Net income available to common shareholders ("earnings") was $12.8 million, or $0.61 per diluted share, for the three months ended June 30, 2023, compared to earnings of $15.4 million, or $0.73 per diluted share, for the three months ended March 31, 2023. The Corporation’s prior year earnings for the three months ended June 30, 2022 were $14.4 million, or $0.85 per diluted share. The decrease in diluted earnings per share comparing the quarter ended June 30, 2023 to the quarter ended March 31, 2023 was primarily due to an increase in the Corporation's interest-bearing deposit costs as CNB raised targeted rates to sustain its core deposit base in legacy markets and to grow its funding base in expansion markets given the competitive deposit market as a result of continued Federal Open Market Committee ("Fed") rate increases. The decrease in diluted earnings per share comparing the quarter ended June 30, 2023 to the quarter ended June 30, 2022 was primarily due to the year-over-year increase in deposit costs, as well as the dilutive effect of the Corporation's common stock offering completed in September 2022, resulting in the issuance of 4,257,446 shares of common stock at $23.50 per share and net proceeds of $94.1 million after deducting the underwriting discount and customary offering expenses.

•Earnings were $28.2 million, or $1.33 per diluted share, for the six months ended June 30, 2023, compared to earnings of $28.5 million, or $1.69 per diluted share, for the six months ended June 30, 2022. As previously noted, the decrease in diluted earnings per share comparing the six months ended June 30, 2023 to the six months ended June 30, 2022 was primarily due to both the rise in deposit costs year over year and to the dilutive effect of the Corporation's common stock offering.

•At June 30, 2023, total deposits were $4.9 billion, reflecting an increase of $178.9 million, or 3.8% (15.1% annualized), from March 31, 2023. The increase in deposit balances was primarily the result of continued growth in the Corporation’s treasury management customer base and resulting increases in municipal and institutional/corporate deposits, including new wealth and asset management deposit relationships resulting from CNB’s participation in deposit insurance sharing programs. In addition, the total number of deposit households increased by approximately 0.1% (0.5% annualized) from March 31, 2023. Additional deposit and liquidity profile details were as follows:

◦At June 30, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 30.4% of total CNB Bank deposits; however, when excluding $99.0 million of affiliate company deposits and $448.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $984.4 million, or approximately 19.6% of total CNB Bank deposits as of June 30, 2023.

▪At March 31, 2023, the total estimated uninsured deposits for CNB Bank were approximately $1.6 billion, or approximately 33.3% of total CNB Bank deposits. When excluding affiliate company deposits of $101.1 million and pledged-investment collateralized deposits of $462.2 million, the adjusted amount and percentage of total estimated uninsured deposits was approximately $1.1 billion, or approximately 21.7% of total CNB Bank deposits as of March 31, 2023.

◦At June 30, 2023, the average deposit balance per account for CNB Bank was approximately $33 thousand. In addition to Treasury Management customers, CNB Bank continues to increase small business and retail customer household deposits including those added from the second quarter launch of the Impressia Bank division, as well as those U.S. Service member and Veteran families enrolling in CNB Bank’s “At Ease” account.

◦At June 30, 2023, the Corporation had $62.6 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with (i) available borrowing capacity of approximately $2.3 billion from the Federal Home Bank of Pittsburgh ("FHLB") and Federal Reserve, and (ii) available unused commitments from brokered deposit sources, and other third-party funding channels, including previously established lines of credit from correspondent banks, the total on-hand and contingent liquidity sources for the Corporation represented 2.4 times the estimated amount of adjusted uninsured deposit balances as discussed above.

•At June 30, 2023, the Corporation had no short-term borrowings from the FHLB, compared to borrowings of $102.1 million at March 31, 2023. The decrease in these more costly wholesale short-term borrowings resulted primarily from (i) a $18.6 million reduction in investment balances as a result of the proceeds of investment principal payments being used to reduce borrowings, (ii) excess funds from the second quarter growth in deposits outpacing the growth in loan balances for the same period, and (iii) a portion of the Corporation’s excess cash at the Federal Reserve being used to reduce borrowings.

◦As of June 30, 2023, the Corporation did not have any borrowings from either the Federal Reserve’s Discount Window or Bank Term Funding Program ("BTFP"). CNB has added the BTFP as a potential contingent liquidity source, but the Corporation has not borrowed from the BTFP to date, due to the stability and growth in CNB's deposit funding base.

•At June 30, 2023, the Corporation's net unrealized losses on available-for-sale and held-to-maturity securities totaled approximately $94.8 million, or 17.3% of total shareholders' equity, compared to $84.9 million, or 15.5% of total shareholders' equity at March 31, 2023. The change in unrealized losses was primarily due to higher interest rates along much of the yield curve relative to Corporation’s scheduled maturities. Importantly, all regulatory capital ratios for the Corporation would exceed regulatory “well-capitalized” levels as of both June 30, 2023 and March 31, 2023 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintains $98.3 million of liquid funds at its holding company, which is in excess of the $94.8 million in the unrealized losses on investments, as an immediately available source of contingent capital to be down-streamed to CNB Bank if necessary.

•At June 30, 2023, loans totaled $4.3 billion, excluding the balances of (i) syndicated loans, and (ii) any remaining balances on Paycheck Protection Program ("PPP") loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"). This adjusted total of $4.3 billion in loans represented an increase of $166.1 million, or 4.0% (16.0% annualized), from the same adjusted total loans measured as of March 31, 2023. Loan growth was experienced primarily in the Corporation's recent expansion markets of Cleveland, Roanoke, and Buffalo combined with growth in the portfolio related to CNB Bank’s Private Banking division.

◦At June 30, 2023, the Corporation's balance sheet reflected a decrease in syndicated lending balances of $2.5 million compared to March 31, 2023. The syndicated loan portfolio totaled $145.6 million, or 3.3% of total loans, excluding PPP-related loans, at June 30, 2023, compared to $148.1 million, or 3.4% of total loans, excluding PPP-related loans, at March 31, 2023.

•Total nonperforming assets were approximately $24.1 million, or 0.43% of total assets, as of June 30, 2023, compared to $23.7 million, or 0.42% of total assets, as of March 31, 2023, and $20.7 million, or 0.39% of total assets, as of June 30, 2022. For the three months ended June 30, 2023, net loan charge-offs were $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, compared to $686 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2023, and $479 thousand, or 0.05% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2022.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $19.6 million for the three months ended June 30, 2023, compared to $21.7 million and $21.8 million for the three months ended March 31, 2023 and June 30, 2022, respectively.1 The decrease in PPNR for the three months ended June 30, 2023 compared to the three months ended March 31, 2023 was driven primarily by an increase in deposit interest expense and certain non-interest expenses. PPNR was $41.3 million for the six months ended June 30, 2023, compared to $42.2 million for the six months ended June 30, 2022.1 The decrease in PPNR for the six months ended June 30, 2023 compared to the six months ended June 30, 2022, was primarily driven by growth in technology expenses due to investments in applications aimed at enhancing both customer relationship management and customer experience applications, as well as expanding service delivery channels. In addition, the Corporation had a year-over-year decrease in non-interest income as a result of lower pass-through income from small business investment companies ("SBICs"). The impact of these variances were partially offset by the year-over-year growth in loans and expansion of the Corporation's net interest margin.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Michael D. Peduzzi, President and CEO of both the Corporation and CNB Bank, commented, “The success of several of our critical strategies, including deepening our loan and deposit relationships with well-established commercial and wealth management customers, and expanding our core deposit base, while funding previous loan commitments to creditworthy customers in our newer markets, was overshadowed by the significant rise in deposit costs in response to the numerous Fed rate increases over the past year. The rise in deposit costs has been more substantial than typical in the first six months of 2023 as a result of significant in-market competition from both smaller and regional institutions across our footprint. Still, we successfully achieved deposit growth and reduced higher-cost wholesale borrowings from the FHLB.

The second quarter also reflects certain costs associated with strategic long-term growth initiatives for the Corporation. We officially launched our women’s banking division, Impressia Bank, including the hiring of our Divisional President, Mary Kate Loftus, and relationship management personnel, and we are already seeing positive leads for new women-owned small business and deposit relationships in our Erie, Ohio, and Buffalo markets where we focused our initial Impressia Bank business development efforts. We also activated significant elements of our Customer Relationship Management system, which has been helpful for all of our divisions in connecting with both existing and prospective customers, contributing to our strong year-to-date growth in both loans and deposits. We successfully completed the implementation of our new-account-opening module that allows retail and small business customers to open and fund deposit relationships online, which will be especially useful for our digital platform strategies. And, we successfully opened our first two retail locations in the Greater Roanoke, Virginia market of our Ridge View Bank division, generating significant new customer deposit volume to complement and self-fund Ridge View’s favorable loan growth to date.

Our capital and liquidity resources remain strong, and we have maintained our disciplined credit origination and management activities, including close monitoring of commercial real estate and commercial and industrial relationships. Our asset quality remains sound and is supported by our adherence to concentration limits established and maintained, and stress testing risk management activities, to avoid undue adverse exposure to more economic-sensitive segments.

We believe that our strategic initiatives and expanded market presence will continue to expand our deposit base, as well as add to our fee-based relationships, including those in targeted growth markets in Ohio, New York, and Virginia. These efforts will continue to stabilize our non-interest bearing and lower-cost interest-bearing deposit base, and over time return our total deposit betas to more normalized levels, providing for a more cost-efficient funding of our loan portfolio to generate more favorable net interest income growth. Our spread business will be further complemented by expanding noninterest income from wealth management, treasury management, and merchant services activities through both new and deeper, existing fee-based services for our commercial and private banking customers."

Other Balance Sheet Highlights

•Book value per common share was $23.42 at June 30, 2023, reflecting increases from $23.14 and $21.70 at March 31, 2023 and June 30, 2022, respectively. Tangible book value per common share, a non-GAAP measure, was $21.32 as of June 30, 2023, also reflecting increases from $21.05 and $19.08 as of March 31, 2023 and June 30, 2022, respectively.1 The changes in book value per common share and tangible book value per common share compared to March 31, 2023 were primarily due to a $9.1 million increase in retained earnings and the repurchase of 126,459 common shares at a weighted average price per share of $18.28, partially offset by a $3.9 million increase in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio.

Loan Portfolio Profile

•As part of our lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any risk issues could lead to additional credit loss exposure. In the current post-pandemic economic environment, the Corporation has determined that office commercial real estate ("commercial office") inherently could pose a higher level of credit risk, even given the historical high credit quality applied to the deals when initially underwritten and funding or commitments made. The Corporation monitors numerous elements at both underwriting and through and beyond the funding period, including each project’s occupancy, updated appraisals and loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally.

•At June 30, 2023, the Corporation had the following key metrics related to its commercial office portfolio:

◦Commercial office loans outstanding consisted of 122 loans, totaling $118.1 million, or 2.6%, of total loans outstanding;
◦Nonaccrual commercial office loans (three customer relationships) totaled $1.8 million, or 1.5% of total office loans outstanding; and
◦The average outstanding balance per commercial office loan is $968 thousand.
◦The Corporation had no commercial office loan relationships considered by the banking regulators to be a high volatility commercial real estate credit.

Performance Ratios

•Annualized return on average equity was 10.07% for the three months ended June 30, 2023, compared to 12.60% and 14.55% for the three months ended March 31, 2023 and June 30, 2022, respectively. Annualized return on average equity was 11.26% for the six months ended June 30, 2023, compared to 14.26% for the six months ended June 30, 2022.

•Annualized return on average tangible common equity, a non-GAAP measure, was 11.40% for the three months ended June 30, 2023, compared to 14.58% and 17.81% for the three months ended March 31, 2023 and June 30, 2022, respectively.1 Annualized return on average tangible common equity, a non-GAAP measure, was 12.88% for the six months ended June 30, 2023, compared to 17.34% for the six months ended June 30, 2022.1

•While the previously discussed common equity capital raise completed in September 2022 significantly enhanced the Corporation’s capital position, it also impacted the performance ratios for the three and six months ended June 30, 2023 and March 31, 2023 and the related comparison to June 30, 2022.

•The Corporation's efficiency ratio was 64.78% for the three months ended June 30, 2023, compared to 61.04% and 59.89% for the three months ended March 31, 2023 and June 30, 2022, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 64.10% for the three months ended June 30, 2023, compared to 60.47% and 59.47% for the three months ended March 31, 2023 and June 30, 2022, respectively.1 The increase for the three months ended June 30, 2023 compared to March 31, 2023 was primarily a result of the Corporation's targeted interest-bearing deposit rate increases and higher technology expenses. The Corporation's efficiency ratio was 62.91% for the six months ended June 30, 2023, compared to 60.44% for the six months ended June 30, 2022. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 62.28% for the six months ended June 30, 2023, compared to 59.99% the six months ended June 30, 2022.1

Revenue

•Total revenue (net interest income plus non-interest income) was $55.6 million for the three months ended June 30, 2023, compared to $55.7 million and $54.4 million for the three months ended March 31, 2023 and June 30, 2022, respectively.

◦Net interest income was $47.3 million for the three months ended June 30, 2023, compared to $47.6 million and $46.3 million, for the three months ended March 31, 2023 and June 30, 2022, respectively. When comparing the second quarter of 2023 to the first quarter 2023, the decrease of $379 thousand, or 0.8%, was due to an increase in the Corporation's interest expense as a result of targeted interest-bearing deposit rate increases to ensure both deposit relationship retention, and new deposit growth in recently entered expansion markets. When comparing the second quarter of 2023 to the second quarter of 2022, the increase in net interest income of $959 thousand, or 2.1%, was primarily a result of loan growth and the cumulative year-over-year benefits of the impact of rising interest rates resulting in greater income on variable-rate loans.

◦Net interest margin was 3.62%, 3.81% and 3.74% for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.60%, 3.79% and 3.73%, for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.1

▪The yield on earning assets of 5.50% for the three months ended June 30, 2023 increased 21 basis points and 149 basis points from March 31, 2023 and June 30, 2022, respectively, primarily as a result of loan growth and the net benefit of higher interest rates.

▪The cost of interest-bearing liabilities of 2.40% for the three months ended June 30, 2023 increased 46 basis points and 205 basis points from March 31, 2023 and June 30, 2022, respectively, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases in response to the competitive environment from numerous Fed rate hikes over the past year, and deposit retention and growth initiatives.

•Total revenue was $111.2 million for the six months ended June 30, 2023, compared to $106.7 million for the six months ended June 30, 2022.

◦Net interest income was $94.9 million for the six months ended June 30, 2023, compared to $88.9 million for the six months ended June 30, 2022. The increase of $6.0 million, or 6.7%, was due to loan growth and the benefits of the impact of rising interest rates resulting in greater income on variable-rate loans, partially offset by an increase in the Corporation's interest expense as a result of both (i) targeted interest-bearing deposit rate increases to ensure both deposit growth and retention, and (ii) a year-over-year increase in the average balance of short-term borrowings through the FHLB.

◦Net interest margin was 3.71% and 3.60% for the six months ended June 30, 2023 and 2022, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.69% and 3.61% for the six months ended June 30, 2023 and 2022, respectively.1

▪The yield on earning assets of 5.40% for the six months ended June 30, 2023 increased 150 basis points from June 30, 2022, primarily as a result of loan growth and the net benefit of higher interest rates.

▪The cost of interest-bearing liabilities of 2.18% for the six months ended June 30, 2023 increased 182 basis points from June 30, 2022, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases and short-term borrowings through the FHLB.

•Total non-interest income was $8.3 million for the three months ended June 30, 2023 compared to $8.0 million and $8.1 million for the three months ended March 31, 2023 and June 30, 2022, respectively. During the three months ended June 30, 2023, Wealth and Asset Management fees increased $100 thousand, or 5.5%, compared to the three months ended March 31, 2023. Other notable changes compared to the three months ended March 31, 2023 included seasonally higher “other” service charges and fees, partially offset by lower pass-through income received from SBICs. During the three months ended June 30, 2023, Wealth and Asset Management fees increased $114 thousand, or 6.3%, compared to the three months ended June 30, 2022. Other notable changes when comparing the second quarter of 2023 to the second quarter of 2022 included higher other service charges and fees and lower unrealized losses on equity securities, partially offset by lower bank owned life insurance income and lower mortgage banking income.

•Total non-interest income was $16.3 million for the six months ended June 30, 2023 compared to $17.8 million for the six months ended June 30, 2022. During the six months ended June 30, 2023, Wealth and Asset Management fees increased $148 thousand, or 4.1%, compared to the six months ended June 30, 2022, as the Corporation benefited from an increased number of wealth management relationships. Other notable favorable changes compared to the six months ended June 30, 2022 included higher other service charges and fees, lower unrealized losses on equity securities, and an increase in card processing and interchange income. These were offset by certain unfavorable variances including lower net realized gains on the sale of available-for-sale debt securities, lower bank owned life insurance income and lower other non-interest income driven by a decrease in gains on recoveries from acquired loans and lower pass-through income from SBICs.

Non-Interest Expense

•For the three months ended June 30, 2023, total non-interest expense was $36.0 million, compared to $34.0 million and $32.6 million for the three months ended March 31, 2023 and June 30, 2022, respectively. The increase of $2.0 million, or 5.9%, from the three months ended March 31, 2023, was primarily a result of timing of technology expenses related to investments in applications aimed at expanding customer relationship management capabilities, as well as enhancing both customer experience and expanding service delivery channels. We also realized an increase in other non-interest expenses from inflationary increases across several categories. The increase of $3.4 million, or 10.4%, from the three months ended June 30, 2022, was primarily a result of the above mentioned higher technology expenses and inflationary increases in other non-interest expenses.

•For the six months ended June 30, 2023, total non-interest expense was $70.0 million, compared to $64.5 million for the six months ended June 30, 2022. The increase of $5.5 million, or 8.5%, from the six months ended June 30, 2022, was primarily a result of higher technology expenses, combined with higher card processing and interchange expenses. In addition, other non-interest expenses increased primarily due to business generation related expenses and consulting fees.

Income Taxes

•Income tax expense for the three months ended June 30, 2023 was $3.3 million, representing a 19.4% effective tax rate, compared to $3.9 million, representing a 19.2% effective tax rate for the three months ended March 31, 2023 and $3.5 million, representing a 18.5% effective tax rate for the three months ended June 30, 2022. Income tax expense was $7.2 million, representing a 19.3% effective tax rate, compared to $7.0 million, representing a 18.5% effective tax rate for the six months ended June 30, 2023 and 2022, respectively.

Asset Quality

•Total nonperforming assets were approximately $24.2 million, or 0.43% of total assets, as of June 30, 2023, compared to $23.7 million, or 0.42% of total assets, as of March 31, 2023, and $20.7 million, or 0.39% of total assets, as of June 30, 2022.

•The allowance for credit losses measured as a percentage of total loans was 1.02% as of June 30, 2023 and March 31, 2023, and 1.04% as of June 30, 2022. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 215.06% as of June 30, 2023, compared to 209.54% and 213.90% as of March 31, 2023 and June 30, 2022, respectively.

•The provision for credit losses was $2.4 million for the three months ended June 30, 2023, compared to $1.3 million and $2.9 million for the three months ended March 31, 2023 and June 30, 2022, respectively. Included in the provision for credit losses for the three months ended June 30, 2023 was a $56 thousand expense related to the allowance for unfunded commitments compared to $59 thousand for the three months ended March 31, 2023 and zero for the three months ended June 30, 2022. The increase in the provision expense of $1.1 million for the second quarter of 2023 compared to the first quarter of 2023 was primarily a result of allocating reserves on the higher loan portfolio growth in the second quarter of 2023 compared to the first quarter of 2023, as the overall nonperforming loan profile remained relatively consistent quarter over quarter.

•The provision for credit losses was $3.7 million for the six months ended June 30, 2023, compared to $4.5 million for the six months ended June 30, 2022. Included in the provision for credit losses for the six months ended June 30, 2023 was $115 thousand expense related to the allowance for unfunded commitments compared to $586 thousand for the six months ended June 30, 2022. The reduction in the provision expense of $853 thousand from the six months ended June 30, 2022 was primarily a result of the relatively lower loan portfolio growth in the first six months of 2023 compared to the first six months of 2022.

•For the three months ended June 30, 2023, net loan charge-offs were $789 thousand, or 0.07% (annualized) of average total loans and loans held for sale, compared to $686 thousand, or 0.07% (annualized) of average total loans and loans held for sale, during the three months ended March 31, 2023, and $479 thousand, or 0.05% (annualized) of average total loans and loans held for sale, during the three months ended June 30, 2022.

•For the six months ended June 30, 2023, net loan charge-offs were $1.5 million, or 0.07% (annualized) of average total loans and loans held for sale, compared to $1.0 million, or 0.05% (annualized) of average total loans and loans held for sale, during the six months ended June 30, 2022.

Capital

•As of June 30, 2023, the Corporation’s total shareholders’ equity was $549.6 million, representing an increase of $3.2 million, or 0.6%, from March 31, 2023, primarily due to the increase in the Corporation's retained earnings (quarterly net income, partially offset by the common and preferred dividends paid in the quarter). This increase was partially offset by additional accumulated other comprehensive losses during the quarter resulting primarily from the after-tax impact of the temporary unrealized reduction in the value of the available-for-sale investment portfolio and the Corporation also increased treasury stock as a result of the repurchase of 126,459 common shares during the second quarter 2023.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of June 30, 2023.

•As of June 30, 2023, the Corporation’s ratio of common shareholders' equity to total assets was 8.68% compared to 8.75% at March 31, 2023. As of June 30, 2023, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 7.97% compared to 8.02% at March 31, 2023. This decrease was the result of an increase in accumulated other comprehensive loss and an increase in treasury stock from repurchase activities, partially offset by the increase in retained earnings during the three months ended June 30, 2023.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, two loan production offices, one drive-up office, one mobile office and 50 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, with offices in the Southwest Virginia region; and Impressia Bank which operates in CNB Bank’s primary market areas. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the duration and scope of a pandemic, including the lingering impacts of the COVID-19 pandemic, and the local, national and global impact of a pandemic; (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) higher than expected costs or other difficulties related to integration of combined or merged businesses; (vii) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (viii) changes in the quality or composition of our loan and investment portfolios; (ix) adequacy of loan loss reserves; (x) increased competition; (xi) loss of certain key officers; (xii) deposit attrition; (xiii) rapidly changing technology; (xiv) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xv) changes in the cost of funds, demand for loan products or demand for financial services; and (xvi) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause CNB’s actual results to differ may emerge from time to time, and it is not possible for CNB to predict all of them. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Income Statement
Interest and fees on loans	$66,899	$62,327	$44,666	$129,226	$85,816
Processing fees on PPP loans	2	1	559	3	1,796
Interest and dividends on securities and cash and cash equivalents	5,431	4,312	4,516	9,743	8,383
Interest expense	(25,072)	(19,001)	(3,440)	(44,073)	(7,077)
Net interest income	47,260	47,639	46,301	94,899	88,918
Provision for credit losses	2,405	1,290	2,905	3,695	4,548
Net interest income after provision for credit losses	44,855	46,349	43,396	91,204	84,370
Non-interest income
Wealth and asset management fees	1,917	1,817	1,803	3,734	3,586
Service charges on deposit accounts	1,913	1,795	1,771	3,708	3,528
Other service charges and fees	1,085	631	784	1,716	1,439
Net realized gains on available-for-sale securities	30	22	0	52	651
Net realized and unrealized losses on equity securities	(244)	(286)	(641)	(530)	(1,035)
Mortgage banking	176	168	292	344	767
Bank owned life insurance	693	764	1,390	1,457	2,084
Card processing and interchange income	2,062	2,059	1,992	4,121	3,801
Other non-interest income	661	1,072	755	1,733	2,979
Total non-interest income	8,293	8,042	8,146	16,335	17,800
Non-interest expenses
Salaries and benefits	17,059	17,045	16,771	34,104	33,759
Net occupancy expense of premises	3,628	3,566	3,335	7,194	6,565
Technology expense	5,187	4,258	4,024	9,445	7,396
Advertising expense	701	544	537	1,245	1,157
State and local taxes	1,030	1,050	1,037	2,080	2,085
Legal, professional, and examination fees	1,002	845	1,176	1,847	2,013
FDIC insurance premiums	1,001	873	710	1,874	1,433
Card processing and interchange expenses	1,572	1,490	1,256	3,062	2,285
Other non-interest expense	4,808	4,319	3,763	9,127	7,808
Total non-interest expenses	35,988	33,990	32,609	69,978	64,501
Income before income taxes	17,160	20,401	18,933	37,561	37,669
Income tax expense	3,333	3,912	3,495	7,245	6,986
Net income	13,827	16,489	15,438	30,316	30,683
Preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$12,752	$15,414	$14,363	$28,166	$28,533

Ending shares outstanding	20,997,053	21,116,928	16,859,586	20,997,053	16,859,586
Average diluted common shares outstanding	20,956,575	21,077,531	16,815,124	21,019,178	16,829,535
Diluted earnings per common share	$0.61	$0.73	$0.85	$1.33	$1.69
Cash dividends per common share	$0.175	$0.175	$0.175	$0.350	$0.350
Dividend payout ratio	29%	24%	21%	26%	21%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Average Balances
Total loans and loans held for sale	$4,376,223	$4,257,033	$3,836,562	$4,317,023	$3,753,149
Investment securities	770,605	794,768	839,169	782,689	822,230
Total earning assets	5,238,471	5,068,689	4,967,597	5,154,147	4,974,964
Total assets	5,607,947	5,426,320	5,291,987	5,517,755	5,291,851
Noninterest-bearing deposits	793,686	837,734	839,009	813,382	822,007
Interest-bearing deposits	4,047,224	3,770,150	3,856,539	3,909,453	3,865,177
Shareholders' equity	550,490	530,806	425,450	543,039	433,753
Tangible common shareholders' equity (non-GAAP) (1)	448,497	428,813	323,490	441,046	331,780

Average Yields (annualized)
Total loans and loans held for sale	6.15%	5.96%	4.75%	6.06%	4.74%
Investment securities	1.99%	1.95%	1.80%	1.96%	1.83%
Total earning assets	5.50%	5.29%	4.01%	5.40%	3.90%
Interest-bearing deposits	2.34%	1.80%	0.26%	2.08%	0.27%
Interest-bearing liabilities	2.40%	1.94%	0.35%	2.18%	0.36%

Performance Ratios (annualized)
Return on average assets	0.99%	1.23%	1.17%	1.11%	1.17%
Return on average equity	10.07%	12.60%	14.55%	11.26%	14.26%
Return on average tangible common equity (non-GAAP) (1)	11.40%	14.58%	17.81%	12.88%	17.34%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.60%	3.79%	3.73%	3.69%	3.61%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	64.10%	60.47%	59.47%	62.28%	59.99%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$379	$195	$161	$574	$319
Holiday Financial net loan charge-offs	410	491	318	901	688
Total Corporation net loan charge-offs	$789	$686	$479	$1,475	$1,007
Annualized net loan charge-offs / average total loans and loans held for sale	0.07%	0.07%	0.05%	0.07%	0.05%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2023	March 31, 2023	June 30, 2022
Ending Balance Sheet
Cash and due from banks	$58,278	$51,206	$61,585
Interest-bearing deposits with Federal Reserve	62,644	132,696	217,776
Interest-bearing deposits with other financial institutions	4,241	4,691	4,793
Total cash and cash equivalents	125,163	188,593	284,154
Debt securities available-for-sale, at fair value	353,136	368,607	404,407
Debt securities held-to-maturity, at amortized cost	394,238	402,300	413,310
Equity securities	9,266	9,416	9,539
Loans held for sale	1,654	448	843
Loans receivable
PPP loans, net of deferred processing fees	67	144	2,287
Syndicated loans	145,627	148,085	153,154
Loans	4,319,140	4,153,068	3,754,312
Total loans receivable	4,464,834	4,301,297	3,909,753
Less: allowance for credit losses	(45,541)	(43,981)	(40,543)
Net loans receivable	4,419,293	4,257,316	3,869,210
Goodwill and other intangibles	43,874	43,874	43,749
Core deposit intangible	320	342	410
Other assets	316,656	312,438	273,693
Total Assets	$5,663,600	$5,583,334	$5,299,315

Noninterest-bearing demand deposits	$808,074	$810,623	$851,172
Interest-bearing demand deposits	861,871	958,756	1,147,376
Savings	2,708,386	2,442,903	2,398,995
Certificates of deposit	554,744	541,847	304,277
Total deposits	4,933,075	4,754,129	4,701,820
Short-term borrowings	0	102,083	0
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,115	84,040	83,812
Other liabilities	76,156	76,035	69,475
Total liabilities	5,113,966	5,036,907	4,875,727
Common stock	0	0	0
Preferred stock	57,785	57,785	57,785
Additional paid in capital	219,723	219,561	126,986
Retained earnings	327,707	318,629	283,204
Treasury stock	(4,996)	(2,867)	(3,026)
Accumulated other comprehensive loss	(50,585)	(46,681)	(41,361)
Total shareholders' equity	549,634	546,427	423,588
Total liabilities and shareholders' equity	$5,663,600	$5,583,334	$5,299,315

Book value per common share	$23.42	$23.14	$21.70
Tangible book value per common share (non-GAAP) (1)	$21.32	$21.05	$19.08

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	June 30, 2023	March 31, 2023	June 30, 2022
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	7.97%	8.02%	6.12%
Tier 1 leverage ratio (2)	10.44%	10.66%	8.53%
Common equity tier 1 ratio (2)	11.20%	11.35%	9.30%
Tier 1 risk-based ratio (2)	12.93%	13.13%	11.25%
Total risk-based ratio (2)	15.73%	15.97%	14.23%

Asset Quality Detail
Nonaccrual loans	$21,176	$20,989	$18,954
Loans 90+ days past due and accruing	1,373	1,075	1,060
Total nonperforming loans	22,549	22,064	20,014
Other real estate owned	1,575	1,600	686
Total nonperforming assets	$24,124	$23,664	$20,700

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	0.54%	0.55%	0.53%
Nonperforming assets / Total assets	0.43%	0.42%	0.39%
Ratio of allowance for credit losses on loans to nonaccrual loans	215.06%	209.54%	213.90%
Allowance for credit losses / Total loans	1.02%	1.02%	1.04%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of June 30, 2023 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$730,224	1.89%	$3,700	$748,171	1.90%	$3,766	$793,598	1.75%	$3,623
Tax-exempt (1) (2) (4)	30,274	2.59%	209	33,390	2.67%	234	37,719	2.87%	284
Equity securities (1) (2)	10,107	7.22%	182	13,207	2.86%	93	7,852	1.89%	37
Total securities (4)	770,605	1.99%	4,091	794,768	1.95%	4,093	839,169	1.80%	3,944
Loans receivable:
Commercial (2) (3)	1,512,107	6.46%	24,342	1,508,584	6.29%	23,388	1,424,078	4.66%	16,558
Mortgage and loans held for sale (2) (3)	2,735,693	5.73%	39,089	2,627,728	5.51%	35,731	2,301,999	4.55%	26,096
Consumer (3)	128,423	11.46%	3,670	120,721	11.55%	3,434	110,485	10.23%	2,819
Total loans receivable (3)	4,376,223	6.15%	67,101	4,257,033	5.96%	62,553	3,836,562	4.75%	45,473
Interest-bearing deposits with the Federal Reserve and other financial institutions	91,643	6.05%	1,383	16,888	6.34%	264	291,866	0.87%	630
Total earning assets	5,238,471	5.50%	$72,575	5,068,689	5.29%	$66,910	4,967,597	4.01%	$50,047
Noninterest-bearing assets:
Cash and due from banks	55,632			52,323			49,307
Premises and equipment	108,296			102,821			88,472
Other assets	250,019			245,914			225,358
Allowance for credit losses	(44,471)			(43,427)			(38,747)
Total non interest-bearing assets	369,476			357,631			324,390
TOTAL ASSETS	$5,607,947			$5,426,320			$5,291,987
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$888,804	0.62%	$1,383	$936,147	0.48%	$1,101	$1,105,651	0.17%	$480
Savings	2,608,232	2.82%	18,326	2,343,188	2.21%	12,740	2,426,518	0.17%	1,048
Time	550,188	2.82%	3,869	490,815	2.36%	2,858	324,370	1.19%	959
Total interest-bearing deposits	4,047,224	2.34%	23,578	3,770,150	1.80%	16,699	3,856,539	0.26%	2,487
Short-term borrowings	33,920	5.21%	441	102,318	4.99%	1,259	0	0.00%	0
Finance lease liabilities	350	4.58%	4	372	4.36%	4	437	4.59%	5
Subordinated notes and debentures	104,698	4.02%	1,049	104,622	4.03%	1,039	104,394	3.64%	948
Total interest-bearing liabilities	4,186,192	2.40%	$25,072	3,977,462	1.94%	$19,001	3,961,370	0.35%	$3,440
Demand—noninterest-bearing	793,686			837,734			839,009
Other liabilities	77,579			80,318			66,158
Total Liabilities	5,057,457			4,895,514			4,866,537
Shareholders’ equity	550,490			530,806			425,450
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,607,947			$5,426,320			$5,291,987
Interest income/Earning assets		5.50%	$72,575		5.29%	$66,910		4.01%	$50,047
Interest expense/Interest-bearing liabilities		2.40%	25,072		1.94%	19,001		0.35%	3,440
Net interest spread		3.10%	$47,503		3.35%	$47,909		3.66%	$46,607
Interest income/Earning assets		5.50%	72,575		5.29%	66,910		4.01%	50,047
Interest expense/Earning assets		1.90%	25,072		1.50%	19,001		0.28%	3,440
Net interest margin (fully tax-equivalent)		3.60%	$47,503		3.79%	$47,909		3.73%	$46,607

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022 was $243 thousand, $270 thousand and $306 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022 was $(55.9) million, $(58.7) million and $(37.5) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Six Months Ended,
	June 30, 2023			June 30, 2022
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$739,201	1.90%	$7,466	$776,683	1.77%	$7,024
Tax-exempt (1) (2) (4)	31,824	2.63%	443	37,653	2.94%	559
Equity securities (1) (2)	11,664	4.75%	275	7,894	2.02%	79
Total securities (4)	782,689	1.96%	8,184	822,230	1.83%	7,662
Loans receivable:
Commercial (2) (3)	1,510,355	6.37%	47,730	1,390,790	4.68%	32,254
Mortgage and loans held for sale (2) (3)	2,682,009	5.63%	74,821	2,253,517	4.51%	50,388
Consumer (3)	124,659	11.49%	7,104	108,842	10.19%	5,498
Total loans receivable (3)	4,317,023	6.06%	129,655	3,753,149	4.74%	88,140
Interest-bearing deposits with the Federal Reserve and other financial institutions	54,435	6.10%	1,647	399,585	0.43%	843
Total earning assets	5,154,147	5.40%	$139,486	4,974,964	3.90%	$96,645
Noninterest-bearing assets:
Cash and due from banks	53,981			49,612
Premises and equipment	105,574			86,112
Other assets	248,010			219,560
Allowance for credit losses	(43,957)			(38,397)
Total non interest-bearing assets	363,608			316,887
TOTAL ASSETS	$5,517,755			$5,291,851
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$912,345	0.55%	$2,484	$1,076,240	0.17%	$918
Savings	2,476,442	2.53%	31,066	2,447,111	0.18%	2,163
Time	520,666	2.61%	6,727	341,826	1.25%	2,112
Total interest-bearing deposits	3,909,453	2.08%	40,277	3,865,177	0.27%	5,193
Short-term borrowings	67,930	5.05%	1,700	0	0.00%	0
Finance lease liabilities	361	4.47%	8	448	4.50%	10
Subordinated notes and debentures	104,660	4.02%	2,088	104,356	3.62%	1,874
Total interest-bearing liabilities	4,082,404	2.18%	$44,073	3,969,981	0.36%	$7,077
Demand—noninterest-bearing	813,382			822,007
Other liabilities	78,930			66,110
Total Liabilities	4,974,716			4,858,098
Shareholders’ equity	543,039			433,753
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,517,755			$5,291,851
Interest income/Earning assets		5.40%	$139,486		3.90%	$96,645
Interest expense/Interest-bearing liabilities		2.18%	44,073		0.36%	7,077
Net interest spread		3.22%	$95,413		3.54%	$89,568
Interest income/Earning assets		5.40%	139,486		3.90%	96,645
Interest expense/Earning assets		1.71%	44,073		0.29%	7,077
Net interest margin (fully tax-equivalent)		3.69%	$95,413		3.61%	$89,568

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the six months ended June 30, 2023 and 2022 was $514 thousand and $650 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the six months ended June 30, 2023 and June 30, 2022 was $(57.3) million and $(24.1) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	June 30, 2023	March 31, 2023	June 30, 2022
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$549,634	$546,427	$423,588
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	491,849	488,642	365,803
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	320	342	410
Tangible common equity (non-GAAP)	$447,655	$444,426	$321,644

Total assets	$5,663,600	$5,583,334	$5,299,315
Less: goodwill and other intangibles	43,874	43,874	43,749
Less: core deposit intangible	320	342	410
Tangible assets (non-GAAP)	$5,619,406	$5,539,118	$5,255,156

Ending shares outstanding	20,997,053	21,116,928	16,859,586

Book value per common share (GAAP)	$23.42	$23.14	$21.70
Tangible book value per common share (non-GAAP)	$21.32	$21.05	$19.08

Common shareholders' equity / Total assets (GAAP)	8.68%	8.75%	6.90%
Tangible common equity / Tangible assets (non-GAAP)	7.97%	8.02%	6.12%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Calculation of net interest margin:
Interest income	$72,332	$66,640	$49,741	$138,972	$95,995
Interest expense	25,072	19,001	3,440	44,073	7,077
Net interest income	$47,260	$47,639	$46,301	$94,899	$88,918

Average total earning assets	$5,238,471	$5,068,689	$4,967,597	$5,154,147	$4,974,964

Net interest margin (GAAP) (annualized)	3.62%	3.81%	3.74%	3.71%	3.60%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$72,332	$66,640	$49,741	$138,972	$95,995
Tax equivalent adjustment (non-GAAP)	243	270	306	514	650
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	72,575	66,910	50,047	139,486	96,645
Interest expense	25,072	19,001	3,440	44,073	7,077
Net interest income (fully tax equivalent basis) (non-GAAP)	$47,503	$47,909	$46,607	$95,413	$89,568

Average total earning assets	$5,238,471	$5,068,689	$4,967,597	$5,154,147	$4,974,964
Less: average mark to market adjustment on investments (non-GAAP)	(55,940)	(58,664)	(37,519)	(57,294)	(24,101)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,294,411	$5,127,353	$5,005,116	$5,211,441	$4,999,065

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.60%	3.79%	3.73%	3.69%	3.61%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Calculation of PPNR (non-GAAP): (1)
Net interest income	$47,260	$47,639	$46,301	$94,899	$88,918
Add: Non-interest income	8,293	8,042	8,146	16,335	17,800
Less: Non-interest expense	35,988	33,990	32,609	69,978	64,501
PPNR (non-GAAP)	$19,565	$21,691	$21,838	$41,256	$42,217

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Calculation of efficiency ratio:
Non-interest expense	$35,988	$33,990	$32,609	$69,978	$64,501

Non-interest income	$8,293	$8,042	$8,146	$16,335	$17,800
Net interest income	47,260	47,639	46,301	94,899	88,918
Total revenue	$55,553	$55,681	$54,447	$111,234	$106,718
Efficiency ratio	64.78%	61.04%	59.89%	62.91%	60.44%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$35,988	$33,990	$32,609	$69,978	$64,501
Less: core deposit intangible amortization	23	23	25	45	50
Adjusted non-interest expense (non-GAAP)	$35,965	$33,967	$32,584	$69,933	$64,451

Non-interest income	$8,293	$8,042	$8,146	$16,335	$17,800

Net interest income	$47,260	$47,639	$46,301	$94,899	$88,918
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,349	1,318	1,208	2,667	2,535
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	1,906	1,806	1,549	3,713	3,252
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	47,817	48,127	46,642	95,945	89,635
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$56,110	$56,169	$54,788	$112,280	$107,435

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	64.10%	60.47%	59.47%	62.28%	59.99%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Calculation of return on average tangible common equity (non-GAAP):
Net income	$13,827	$16,489	$15,438	$30,316	$30,683
Less: preferred stock dividends	1,075	1,075	1,075	2,150	2,150
Net income available to common shareholders	$12,752	$15,414	$14,363	$28,166	$28,533

Average shareholders' equity	$550,490	$530,806	$425,450	$543,039	$433,753
Less: average goodwill & intangibles	44,208	44,208	44,175	44,208	44,188
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$448,497	$428,813	$323,490	$441,046	$331,780

Return on average equity (GAAP) (annualized)	10.07%	12.60%	14.55%	11.26%	14.26%
Return on average common equity (GAAP) (annualized)	9.29%	11.78%	13.54%	10.46%	13.27%
Return on average tangible common equity (non-GAAP) (annualized)	11.40%	14.58%	17.81%	12.88%	17.34%

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Calculation of non-interest income excluding net realized gains on available-for-sale securities (non-GAAP):
Non-interest income	$8,293	$8,042	$8,146	$16,335	$17,800
Less: net realized gains on available-for-sale securities	30	22	0	52	651
Adjusted non-interest income (non-GAAP)	$8,263	$8,020	$8,146	$16,283	$17,149